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Schedule 13G                                                         Page 1 of 5




                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                 Loudcloud, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   545735 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                                                         Page 2 OF 5

----------------------
CUSIP NO. 545735102
----------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      In Sik Rhee
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2    (a) [_]
             -----------------------------------------------------------------
      (b) [_]
             -----------------------------------------------------------------
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              3,666,983
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             250,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,666,983
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               250,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,916,983
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
      ------------------------------------------------------------------------

      ------------------------------------------------------------------------

      ------------------------------------------------------------------------

      ------------------------------------------------------------------------

------------------------------------------------------------------------------



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Schedule 13G                                                         Page 3 of 5


Item 1.

       (a)    Name of Issuer:

              Loudcloud, Inc. (the "Company")

       (b)    Address of Issuer's Principal Executive Offices:

              599 N. Mathilda Avenue
              Sunnyvale, CA  94085

Item 2.

       (a)    Name of Person Filing:  In Sik Rhee

       (b)    Address of Principal Business Office or, if none, Residence:

              c/o Loudcloud, Inc.
              599 N. Mathilda Avenue
              Sunnyvale, CA  94085

       (c)    Citizenship:  United States

       (d)    Title of Class of Securities:  Common Stock

       (e)    CUSIP Number: The CUSIP number of the Common Stock is 545735 10 2.

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

       (a)-(j)  Not applicable.

Item 4.    Ownership

       (a)    Amount beneficially owed: 3,916,983
                                        ---------------

       (b)    Percent of class: 5.2% (See (1) below)
                                --------------------------

       (c)    Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote  3,666,983
                                                              ---------------

              (ii)  Shared power to vote or to direct the vote
                    250,000 (See (2) below)
                    ---------------------------

              (iii) Sole   power  to  dispose  or  to  direct  the
                    disposition of   3,666,983
                                     ---------------

              (iv) Shared power to dispose or to direct the disposition of 250,000 (See (2) below)
                        ---------------------------

(1) Based on 75,977,903 shares of the Company's Common Stock outstanding as of December 31, 2001.

(2) Represents shares of Common Stock of the Company held by Rhee Enterprises, L.P., of which Mr. Rhee is a partner.

Item 5.    Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

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Schedule 13G                                                         Page 4 of 5


Item 8.    Identification and Classification of Members of the Group

Not applicable.

Item 9.    Notice of Dissolution of Group

Not applicable.

Item 10.   Certification

           (a)    Not applicable.
           (b)    Not applicable.





      [Remainder of page intentionally left blank. Signature page follows.]


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Schedule 13G                                                         Page 5 of 5



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2002

                                              In Sik Rhee


                                              /s/ In Sik Rhee
                                                --------------------------------